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                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                     [LOGO]


                                ML JWH STRATEGIC
                              ALLOCATION FUND L.P.


                         MONTHLY STATEMENT OCTOBER 1998

                             [MERRILL LYNCH LOGO]

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                      ML JWH STRATEGIC ALLOCATION FUND L.P.


The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the "Fund") increased 0.83% in October to $155.19 per Unit on October 31, 1998 from $153.91 on September 30, 1998.

                              --------------------

                                SPECIAL REMINDER

As tax season approaches and Merrill Lynch Investment Partners Inc. ("MLIP") prepares for distribution of the Fund's tax information for 1998 on Schedule K-1, investors should take steps to confirm that MLIP has their current address. Please notify MLIP in writing of any recent or impending change of address by notice mailed to Merrill Lynch Investment Partners Inc., World Financial Center, South Tower, 6th Floor, New York, NY 10080,
Attention: Winston Clinton.  Thank you.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

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                     ML JWH STRATEGIC ALLOCATION FUND L.P.
                               OCTOBER 31, 1998
                             STATEMENT OF CHANGES
                              IN NET ASSET VALUE
                                  (UNAUDITED)

Net Asset Value (1,850,374 Units) at
  September 30, 1998                                              $284,782,327
Additions of 130,192 Units                                          20,037,851
Net Income/(Loss) for October 1998                                   2,545,179
Redemptions of 37,485 Units                                         (5,817,297)
                                                                  ------------
Net Asset Value (1,943,081 Units) at
  October 31, 1998                                                $301,548,060
                                                                  ------------
                                                                  ------------
Net Asset Value per Unit at
  October 31, 1998                                                $     155.19
                                                                  ------------
                                                                  ------------

------------------------------------------------------------------------------

                          STATEMENT OF INCOME/(LOSS)
                                  (UNAUDITED)

                                                                     October
                                                                  ------------
Revenues:
  Realized Profit/(Loss)                                          $ (1,995,777)
  Change in Unrealized Profit/(Loss)                                 5,716,685
                                                                  ------------
Total Trading Results                                                3,720,908
  Interest Income                                                    1,251,682
                                                                  ------------
Total Revenues                                                       4,972,590

Expenses:
  Brokerage Commissions                                              2,001,663
  Administrative Fees                                                   64,570
                                                                  ------------
Total Expenses                                                       2,066,233
                                                                  ------------
Income/(Loss) Before Special Profit
  Share Allocation and Minority Interest                             2,906,357
                                                                  ------------
Minority Interest                                                       (1,290)
Special Profit Share Allocation                                       (359,888)
                                                                  ------------
Net Income/(Loss)                                                 $  2,545,179
                                                                  ------------
                                                                  ------------

TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE UNDERSIGNED THE INFORMATION CONTAINED IN THIS REPORT IS ACCURATE AND COMPLETE.

                                        /s/ Jo Ann Di Dario
                                        ---------------------------------------
                                        Jo Ann Di Dario
                                        Chief Financial Officer
                                        MERRILL LYNCH INVESTMENT PARTNERS INC.

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Please notify the following of any address changes:

MERRILL LYNCH INVESTMENT PARTNERS INC.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York 10080-6106
                                                                        JWHSDOM